Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: May 29, 2007

HALLMARK EQUITY SERIES TRUST

By: Bruce Bent - Chairman, President and Treasurer

Witness: Arthur Bent  - Co-CEO